AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2005
         REGISTRATION STATEMENT NOS. 333-116300, 333-116300-01 AND 333-116300-02
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

     FLORIDA POWER & LIGHT COMPANY                     FLORIDA                       59-0247775
 FLORIDA POWER & LIGHT COMPANY TRUST I                 DELAWARE                      20-6218709
FLORIDA POWER & LIGHT COMPANY TRUST II                 DELAWARE                      20-6218713
   (Exact name of each registrant as       (State or other jurisdiction of        (I.R.S. Employer
       specified in its charter)            incorporation or organization)       Identification No.)

                                ----------------

                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

                                ----------------

      Thomas R. McGuigan, P.A.                Robert J. Reger, Jr., Esq.
      Steel Hector & Davis LLP                 Thelen Reid & Priest LLP
      1900 Phillips Point West                     875 Third Avenue
      777 South Flagler Drive                  New York, New York 10022
   West Palm Beach, Florida 33401                   (212) 603-2000
         (561) 650-7200
        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                                ----------------

              It is respectfully requested that the Commission also
            send copies of all notices, orders and communications to:

       Edward F. Tancer, Esq.                  Richard L. Harden, Esq.
  Vice President & General Counsel              Hunton & Williams LLP
   Florida Power & Light Company                   200 Park Avenue
       700 Universe Boulevard                  New York, New York 10166
     Juno Beach, Florida 33408                      (212) 309-1000
           (561) 694-4000

                                ----------------


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.      EXHIBITS.

**1(a)    -  Form of Underwriting Agreement with respect to Bonds.

**1(b)    -  Form of Distribution Agreement with respect to Bonds.

**1(c)    -  Form of Underwriting Agreement with respect to Preferred Trust
             Securities and related securities.

**1(d)    -  Form of Underwriting Agreement with respect to preferred stock.

**4(a)    -  Restated Articles of Incorporation of Florida Power & Light Company
             ("FPL") dated March 23, 1992 (filed as Exhibit 3(i)a to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(b)    -  Amendment to FPL's Restated Articles of Incorporation dated March
             23, 1992 (filed as Exhibit 3(i)b to Form 10-K for the year ended
             December 31, 1993, File No. 1-3545).

**4(c)    -  Amendment to FPL's Restated Articles of Incorporation dated May 11,
             1992 (filed as Exhibit 3(i)c to Form 10-K for the year ended
             December 31, 1993, File No. 1-3545).

**4(d)    -  Amendment to FPL's Restated Articles of Incorporation dated March
             12, 1993 (filed as Exhibit 3(i)d to Form 10-K for the year ended
             December 31, 1993, File No. 1-3545).

**4(e)    -  Amendment to FPL's Restated Articles of Incorporation dated
             June 16, 1993 (filed as Exhibit 3(i)e to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(f)    -  Amendment to FPL's Restated Articles of Incorporation dated August
             31, 1993 (filed as Exhibit 3(i)f to Form 10-K for the year ended
             December 31, 1993, File No. 1-3545).

**4(g)    -  Amendment to FPL's Restated Articles of Incorporation dated
             November 30, 1993 (filed as Exhibit 3(i)g to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(h)    -  Amendment to FPL's Restated Articles of Incorporation dated January
             20, 2004 (filed as Exhibit 3(i)j to Form 10-K for the year ended
             December 31, 2003, File No. 2-27612).

**4(i)    -  Amendment to FPL's Restated Articles of Incorporation dated January
             20, 2004 (filed as Exhibit 3(i)k to Form 10-K for the year ended
             December 31, 2003, File No. 2-27612).

**4(j)    -  Bylaws of FPL dated May 11, 1992 (filed as Exhibit 3 to Form 8-K dated May 1, 1992, File No. 1-3545).

**4(k)    -  Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred and five Supplements thereto, between FPL and Deutsche Bank
             Trust Company Americas, Trustee (the "Mortgage") (filed as Exhibit
             B-3, File No. 2-4845; Exhibit 7(a), File No. 2-7126; Exhibit 7(a),
             File No. 2-7523; Exhibit 7(a), File No. 2-7990; Exhibit 7(a), File
             No. 2-9217; Exhibit 4(a)-5, File No. 2-10093; Exhibit 4(c), File
             No. 2-11491; Exhibit 4(b)-1, File No. 2-12900; Exhibit 4(b)-1, File
             No. 2-13255; Exhibit 4(b)-1, File No. 2-13705; Exhibit 4(b)-1, File
             No. 2-13925; Exhibit 4(b)-1, File No. 2-15088; Exhibit 4(b)-1, File
             No. 2-15677; Exhibit 4(b)-1, File No. 2-20501; Exhibit 4(b)-1, File
             No. 2-22104; Exhibit 2(c), File No. 2-23142; Exhibit 2(c), File No.
             2-24195; Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c), File No.
             2-27612; Exhibit 2(c), File No. 2-29001; Exhibit 2(c), File No.
             2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c), File No.
             2-37679; Exhibit 2(c), File No. 2-39006; Exhibit 2(c), File No.
             2-41312; Exhibit 2(c), File No. 2-44234; Exhibit 2(c), File No.
             2-46502; Exhibit 2(c), File No. 2-48679; Exhibit 2(c), File No.
             2-49726; Exhibit 2(c), File No. 2-50712; Exhibit 2(c), File No.
             2-52826; Exhibit 2(c), File No. 2-53272; Exhibit 2(c), File No.
             2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d),

             File No. 2-60413; Exhibits 2(c) and 2(d), File No. 2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c), File No. 2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No. 2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit 4(c), File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to
             Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669;
             Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File No. 33-46076; Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(o), File No. 333-102169; Exhibit 4(k) to Post-Effective Amendment No. 1 to Form S-3, File No. 333-102172; Exhibit 4(l) to Post-Effective Amendment No. 2 to Form S-3, File No. 333-102172; and Exhibit 4(m) to Post-Effective Amendment No. 3 to Form S-3, File No. 333-102172).

**4(l)    -  Form of Supplemental Indenture relating to the Bonds.

**4(m)    -  Trust Agreement and Certificate of Trust of Florida Power & Light
             Company Trust I.

**4(n)    -  Trust Agreement and Certificate of Trust of Florida Power & Light
             Company Trust II.

**4(o)    -  Form of Amended and Restated Trust Agreement.

**4(p)    -  Form of Subordinated Indenture relating to the Junior Subordinated
             Debentures.

**4(q)    -  Form of Officer's Certificate relating to the Junior Subordinated
             Debentures, including form of Junior Subordinated Debentures.

**4(r)    -  Form of Preferred Trust Securities Guarantee Agreement relating to the Preferred Trust Securities.

**4(s)    -  Form of Agreement as to Expenses and Liabilities relating to the
             Trust is contained in Exhibit D of Exhibit 4(o) hereto.

**4(t)    -  Form of Preferred Trust Securities is contained in Exhibit C of
             Exhibit 4(o) hereto.

**4(u)    -  Form of Articles of Amendment to establish a series of preferred stock.

**4(v)    -  Amendment to FPL's Restated Articles of Incorporation dated
             February 11, 2005 (filed as Exhibit 3(i)m to Form 10-K for the year ended December 31, 2004, File No. 2-27612).

**4(w)    -  One Hundred Sixth Supplemental Indenture dated as of September 1,
             2004 between FPL and Deutsche Bank Trust Company Americas, Trustee
             (filed as Exhibit 4(a) to Form 10-Q for the quarter ended September
             30, 2004, File No. 2-27612).

**4(x)   -   One Hundred Seventh Supplemental Indenture dated as of June 1,
             2005, between FPL and Deutsche Bank Trust Company Americas, Trustee
             (filed as Exhibit 4(f) to Amendment No. 1 to Form S-3, File No.
             333-125275).

**5(a)   -   Opinion and Consent, dated June 8, 2004, of Steel Hector & Davis
             LLP, counsel to FPL, Florida Power & Light Company Trust I and
             Florida Power & Light Company Trust II.

*5(a).1  -   Opinion and Consent, dated June 7, 2005, of Steel Hector & Davis
             LLP, counsel to FPL.

**5(b)   -   Opinion and Consent, dated June 8, 2004, of Thelen Reid & Priest
             LLP, co-counsel to FPL, Florida Power & Light Company Trust I and
             Florida Power & Light Company Trust II.

*5(b).1  -   Opinion and Consent, dated June 7, 2005, of Thelen Reid & Priest
             LLP, co-counsel to FPL.

**5(c)   -   Opinion and Consent, dated June 8, 2004, of Morris, James, Hitchens
             & Williams LLP, special Delaware counsel to FPL and Florida Power &
             Light Company Trust I.

**5(d)   -   Opinion and Consent, dated June 8, 2004, of Morris, James, Hitchens
             & Williams LLP, special Delaware counsel to FPL and Florida Power &
             Light Company Trust II.

**12     -   Computation of Ratio of Earnings to Fixed Charges and Ratio of
             Earnings to Fixed Charges plus Preferred Dividends (filed as
             Exhibit 12(b) to Form 10-K for the year ended December 31, 2003,
             File No. 1-3545 and Exhibit 12(b) to Form 10-Q for the quarter ended March 31, 2004, File No. 1-3545).

**23(a)  -   Independent Auditors' Consent of Deloitte & Touche LLP.

**23(b)  -   Consent of Steel Hector & Davis LLP (included in Exhibit 5(a)).

*23(b).1 -   Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).1).

**23(c)  -   Consent of Thelen Reid & Priest LLP (included in Exhibit 5(b)).

*23(c).1 -   Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).1).

**23(d)  -   Consent of Morris, James, Hitchens & Williams LLP (included in opinion, attached hereto as Exhibit 5(c)).

**23(e)  -   Consent of Morris, James, Hitchens & Williams LLP (included in opinion, attached hereto as Exhibit 5(d)).

**24     -   Power of Attorney.

**25(a)  -   Statement of Eligibility on Form T-1 of Deutsche Bank Trust Company
             Americas with respect to the Mortgage.

**25(b)  -   Statement of Eligibility on Form T-1 of The Bank of New York, as
             Subordinated Indenture Trustee with respect to the Junior
             Subordinated Debentures.

**25(c)  -   Statement of Eligibility on Form T-1 of The Bank of New York, as
             Property Trustee, with respect to the Amended and Restated Trust
             Agreement of Florida Power & Light Company Trust I.

**25(d)  -   Statement of Eligibility on Form T-1 of The Bank of New York, as
             Property Trustee, with respect to the Amended and Restated Trust
             Agreement of Florida Power & Light Company Trust II.

**25(e)  -   Statement of Eligibility on Form T-1 of The Bank of New York, as
             Preferred Trust Securities Guarantee Trustee, with respect to the
             Preferred Trust Securities Guarantee Agreement of Florida Power &
             Light Company Trust I.

**25(f)  -   Statement of Eligibility on Form T-1 of The Bank of New York, as
             Preferred Trust Securities Guarantee Trustee, with respect to the
             Preferred Trust Securities Guarantee Agreement of Florida Power &
             Light Company Trust II.

*Filed herewith.
**Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Florida Power & Light Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 29th day of June, 2005.

                                           FLORIDA POWER & LIGHT COMPANY

                                           By: /s/ Armando J. Olivera*
                                               ---------------------------------
                                               Armando J. Olivera
                                               President and Director

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                 Title                              Date
             ---------                                 -----                              ----
/s/ Lewis Hay, III*                            Chairman of the Board, Chief           June 29, 2005
------------------------------------           Executive Officer and Director
Lewis Hay, III                                 (Principal Executive Officer)

/s/ Moray P. Dewhurst*                         Senior Vice President, Finance         June 29, 2005
------------------------------------           and Chief Financial Officer and
Moray P. Dewhurst                              Director (Principal Financial
                                               Officer)

/s/ K. Michael Davis*                          Vice President, Accounting,            June 29, 2005
------------------------------------           Controller and Chief Accounting
K. Michael Davis                               Officer (Principal Accounting
                                               Officer)


------------------------------------           Director
Edward F. Tancer

/s/ Armando J. Olivera*                        Director                               June 29, 2005
------------------------------------
Armando J. Olivera

/s/ Antonio Rodriguez*                         Director                               June 29, 2005
------------------------------------
Antonio Rodriguez

/s/ John A. Stall*                             Director                               June 29, 2005
------------------------------------
John A. Stall


*By: /s/ Robert J. Reger, Jr.
     -----------------------------
     Robert J. Reger, Jr., Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Florida Power & Light Company Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 29th day of June, 2005.

                                          FLORIDA POWER & LIGHT COMPANY TRUST I

                                          By: /s/ Paul I. Cutler
                                              ----------------------------------
                                              Name:  Paul I. Cutler
                                              Title: Administrative Trustee

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Florida Power & Light Company Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 29th day of June, 2005.

                                          FLORIDA POWER & LIGHT COMPANY TRUST II

                                          By: /s/ Paul I. Cutler
                                              ----------------------------------
                                              Name:  Paul I. Cutler
                                              Title: Administrative Trustee

                                  EXHIBIT INDEX

5(a).1  -  Opinion and Consent, dated June 7, 2005, of Steel Hector & Davis
           LLP, counsel to FPL.

5(b).1  -  Opinion and Consent, dated June 7, 2005, of Thelen Reid & Priest
           LLP, co-counsel to FPL.

23(b).1 -  Consent of Steel Hector & Davis LLP (included in opinion, attached hereto as Exhibit 5(a).1).

23(c).1 -  Consent of Thelen Reid & Priest LLP (included in opinion, attached hereto as Exhibit 5(b).1).